Outbreak of Mad Cow Disease Generates Interest in Chembio Diagnostics' Rapid Test for BSE

Wednesday January 12, 8:39 am ET

MEDFORD, N.Y.--(BUSINESS WIRE)--Jan. 12, 2005--Chembio Diagnostics, Inc. (OTCBB: CEMI - News) announced today that the recent concerns surrounding Bovine Spongiform Encephalopathy (BSE), also known as "mad cow disease", could generate significant interest in the PrioSTRIP(TM) rapid test which provides a unique combination of high-speed testing and reliability with simple handling, resulting in very low total operational costs.

Recently, the Canadian Food Inspection Agency said that the brain wasting disease showed up in an Alberta cow under seven years old. While officials say no part of the animal has entered the human or animal feed system, this is the second case of BSE found in Canada this year. The PrioSTRIP(TM) provides the ability to rapidly detect BSE in cattle. The Company intends to seek approval from the United States Department of Agriculture to distribute the product prior to the end of the year. Upon approval of the product in Europe, Chembio will be a supplier of PrioSTRIP(TM) to Prionics and its distributors in Europe.

In a report dated November 16, 2004, the EFSA Working Group on TSE Testing expressed its favorable opinion on PrioSTRIP(TM) among several other new tests it evaluated and is now recommending the PrioSTRIP(TM) test for approval by the European Commission.

ABOUT CHEMBIO

Chembio Diagnostics, Inc. (Chembio) possesses expertise in the development and manufacturing of rapid test products for various indications, including HIV, Tuberculosis and BSE (a.k.a. Mad Cow Disease). Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. References to Chembio Diagnostics, Inc may actually refer to Chembio Diagnostic Systems, Inc., the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. Chembio's telephone number is 631-924-1135. Email can be directed to info@chembio.com. Additional information can be found at www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and the demand for the Company's products. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"

Contact:
CEOcast, Inc. for Chembio Diagnostics
Ed Lewis, 212-732-4300 x 225